SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
   Preliminary Proxy Statement
   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to Rule 14a-12

BRANDYWINE REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the pervious filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Brandywine Realty Trust

(4)	Date Filed:

March 31, 2006

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Brandywine Realty Trust

401 Plymouth Road
Plymouth Meeting, PA 19462
(610) 325-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 2, 2006

Dear Shareholder:

     We invite you to attend our annual meeting of shareholders on Tuesday, May 2, 2006, at 10:00 a.m., local time, at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the meeting we will ask you to:

•	elect our Board of Trustees; and

•	ratify the appointment of our independent registered public accounting firm for calendar year 2006.

We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. The attached Proxy Statement provides information that you should consider when you vote your shares.

     Only shareholders of record of our common shares at the close of business on March 23, 2006 are entitled to vote at the 2006 annual meeting or at any adjournment or postponement of the meeting.

     Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet.

     I look forward to seeing you at the meeting.

Sincerely,

Brad A. Molotsky, Senior Vice President, General Counsel and Secretary

March 31, 2006

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Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, PA 19462
(610) 325-5600

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To be held on May 2, 2006

     The Board of Trustees of Brandywine Realty Trust is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2006 at 10:00 a.m., local time, and at any adjournment or postponement of the Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about March 31, 2006.

     At the Meeting, we will ask the holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on March 23, 2006 to vote on the proposals listed below and on any other matter that properly comes before the Meeting or any adjournment or postponement of the Meeting:

     1.   The election of 10 Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified; and

     2.   Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

     Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on such matter.

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INFORMATION ABOUT THE MEETING AND VOTING

What am I Voting on?

     Our Board of Trustees is soliciting your vote for:

•	The election of 10 trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified; and

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.

     If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the representatives holding proxies will vote the proxy in accordance with their best judgment on such matter.

Who is Entitled to Vote?

     Holders of common shares of record as of the close of business on March 23, 2006 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 91,214,820 common shares were issued and outstanding.

How do I Vote?

     You may have your common shares voted at the Meeting by submitting your proxy by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all Trustee nominees and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the representatives holding proxies will vote the proxy in accordance with their best judgment on such matter.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

     You may also attend the Meeting and vote your common shares in person. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

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How You May Revoke or Change Your Vote

     You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telegram or telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:

Brandywine Realty Trust 401 Plymouth Road, Suite 500 Plymouth Meeting, Pennsylvania 19462 Attention: Brad A. Molotsky, Secretary

•	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting. If your shares are held in the name of a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

What Constitutes a Quorum?

     A quorum of common shareholders is required to hold a valid meeting of shareholders. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. Abstentions and “broker non-votes” are counted for purposes of determining a quorum. A “broker non-vote” occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.

What Vote is Required to Approve Each Proposal?

     Voting Rights. Each Common Share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights.

     Election of Trustees. Trustees are elected by a plurality of the votes cast at the Meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. Shares represented by proxies marked “For” will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Shares represented by proxies marked “Abstain” or withholding any authority to vote will not be counted in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES.

     Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006 requires the affirmative vote of a majority of all votes cast. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE RATIFICATION.

What Are the Board’s Recommendations?

     The Board recommends that you vote FOR both Proposal 1 (Election of Trustees) and Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm).

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What if Other Items Come Up at the Meeting and I am Not There to Vote?

     We are not presently aware of any matters to be presented at the Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Meeting or any adjournment or postponement of the Meeting.

What Does it Mean if I Receive More Than One Proxy Card?

     Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Shareholder Services, Inc., at P.O. Box 2500, Jersey City, New Jersey 07303-2598, phone (800) 317-4445. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.

How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?

     Shareholder proposals may be submitted for inclusion in our 2007 annual meeting proxy statement after the 2006 annual meeting, but must be received no later than December 1, 2006. Proposals should be sent via registered, certified, or express mail to: Brad A. Molotsky, Senior Vice President, General Counsel and Secretary. We are relocating our corporate headquarters to 555 Lancaster Avenue, Radnor, Pennsylvania 19087 in May 2006. Please send any proposals to us at this new address. See also “Shareholder Proposals for the 2007 Annual Meeting of Shareholders” later in this proxy statement.

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PROPOSAL 1: ELECTION OF TRUSTEES

     Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of 10 Trustees (identified below), and these Trustees have been nominated for election to new terms. Since our last annual meeting of shareholders, our Board increased the number of Trustees from eight to 10, appointing Thomas F. August and Michael V. Prentiss to the new positions.

     The Trustees have no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.

     Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

     The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.

Trustees

     The following table identifies the Trustees nominated for election at the Meeting.

Name	Age	Position

Walter D’Alessio	72	Non-Executive Chairman of the Board and Trustee

Anthony A. Nichols, Sr.	66	Chairman Emeritus and Trustee

Gerard H. Sweeney	49	President, Chief Executive Officer and Trustee

D. Pike Aloian	51	Trustee

Thomas F. August	57	Trustee

Donald E. Axinn	76	Trustee

Wyche Fowler	65	Trustee

Michael J. Joyce	64	Trustee

Charles P. Pizzi	55	Trustee

Michael V. Prentiss	62	Trustee

     The following are biographical summaries of the Trustees nominated for election at the Meeting.

     Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Since October 2003, Mr. D’Alessio has served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm headquartered in Minneapolis and with offices in Philadelphia, Pennsylvania. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia, Pennsylvania. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of Exelon, Independence Blue Cross, Pennsylvania Real Estate Investment Trust, Point Five Technologies, Inc. and the Greater Philadelphia Chamber of Commerce.

     Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He is a trustee and member of the Executive Committee and Development Committee, and Chairman of the Leadership and Governance Committee, of Saint Joseph’s University. He is also a Board member of Fox Chase Bank. He is Chairman of the Advisory Board for the Marine Corps Scarlet and Gold Committee. His memberships include the National Association of Industrial and Office Parks (“NAIOP”) and the Urban Land Institute (“ULI”). We have agreed with Mr. Nichols to use our reasonable efforts to nominate him as a Trustee for election at our annual meeting of shareholders for each of 2006 and 2007.

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     Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as our President and Chief Executive Officer since August 8, 1994 and as our President since November 9, 1988. He was first elected a Trustee on February 9, 1994. Mr. Sweeney has overseen our growth from four properties and a total market capitalization of $10 million to over 500 properties and a total market capitalization of $6 billion as of January 5, 2006. Prior to August 1994, in addition to serving as our President, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of the Board of Governors of NAREIT, the Real Estate Roundtable, the World Affairs Council and ULI. Mr. Sweeney is Chairman of the Schuylkill River Development Corporation and serves on the Boards of the Pennsylvania Academy of the Fine Arts, Thomas Jefferson University and WHYY.

     D. Pike Aloian, Trustee. Mr. Aloian was first elected a Trustee on April 19, 1999. Mr. Aloian is a managing director of Rothschild Realty, a real estate investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian is a director of EastGroup Properties, Merritt Properties, Advance Realty Group and Victory Real Estate Investments, LLC. He is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an M.B.A. from Columbia University in 1980. Mr. Aloian was initially elected to our Board in April 1999 in connection with our issuance to Five Arrows Realty Securities III L.L.C. (“Five Arrows”) of a series of preferred shares of beneficial interest and warrants exercisable for common shares. The right of Five Arrows to elect a Trustee to our Board terminated on December 30, 2003 when we redeemed a portion of the preferred shares held by Five Arrows and the balance of the preferred shares was converted into common shares.

     Thomas F. August, Trustee. Mr. August was first elected a Trustee effective January 5, 2006. Immediately prior to this date, Mr. August served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust (“Prentiss”). Mr. August served in such capacities since October of 1999 when he became Chief Executive Officer of Prentiss. Prior to that time he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August holds a B.A. degree from Brandeis University and an MBA degree from Boston University. In our merger agreement with Prentiss, we agreed to use our best efforts to nominate Mr. August as a Trustee for election at our annual meeting of shareholders for each of 2006 and 2007.

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     Donald Everett Axinn, Trustee. Mr. Axinn was first elected a Trustee on October 6, 1998. Mr. Axinn is the founder and chairman of the Donald E. Axinn Companies, an investment firm and developer of office and industrial parks throughout the New York metropolitan area. He has published two novels and eight books of poetry, and has produced a film, SPIN, from his novel of the same name. He has served on the board of The American Academy of Poets, the advisory board for Poet Laureate Robert Pinsky, and was recently Chairman of The Nature Conservancy, Long Island Chapter. A graduate of Middlebury College and holder of a master’s degree in Humanities, he has also been awarded five honorary doctorates. Mr. Axinn has also served as an Associate Dean of Arts and Sciences at Hofstra University. In 1983, he co-founded the Interfaith Nutrition Network, which provides shelters and kitchens for the homeless and hungry on Long Island.

     Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate and academic boards, including the Philadelphia Stock Exchange, Global Green, Shubert Theatres, NY and Davidson College, and Mr. Fowler is board chair of the Middle East Institute, a nonprofit research foundation in Washington, D.C.

     Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte & Touche in May 2004, Mr. Joyce served as Managing Partner for New England of Deloitte & Touche, an international accounting firm. Prior to that, he was, for ten years, Managing Partner for Philadelphia of Deloitte & Touche. Mr. Joyce serves as a director of Heritage Property Investment Trust, Inc., A.C. Moore Arts and Crafts, Inc. and Allegheny Technologies Inc. and also serves on the Board of Overseers of the Boston Symphony Orchestra.

     Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi is the President and Chief Executive Officer of Tasty Baking Company, a position he assumed on October 7, 2002. Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 7, 2002. Mr. Pizzi is a Director of Tasty Baking Company and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Philadelphia Stock Exchange, Federal Reserve Bank of Philadelphia, Independence Blue Cross and Day & Zimmermann, Inc.

     Michael V. Prentiss, Trustee. Mr. Prentiss was first elected a Trustee effective January 5, 2006. Immediately prior to this date, Mr. Prentiss served as Chairman of the Board of Prentiss. Prior to October of 1999, Mr. Prentiss was the Chief Executive Officer of Prentiss and served in such capacity since Prentiss’ initial public offering in October 1996. Mr. Prentiss, who founded Prentiss, has over 28 years experience in real estate development, acquisitions and investment management. From 1987 to 1992, he served as President and Chief Executive Officer of Prentiss’ predecessor company, and from 1992 to 1999, he served as its Chairman and Chief Executive Officer. From 1978 to 1987, Mr. Prentiss served as President of Cadillac Urban Development, Inc., Executive Vice President and member of the Board of Directors of The Cadillac Fairview Corporation Limited, and a member of Cadillac Fairview’s Executive Committee. Cadillac Urban was the largest business unit of Cadillac Fairview, responsible for all of its office, mixed-use and suburban office park development activity in the U.S. and Canada. Prior to 1978, Mr. Prentiss was President of Ackerman Development Company. Mr. Prentiss is a Baker Scholar graduate of Harvard Graduate School of Business Administration. He holds a Bachelor of Science degree in Civil Engineering and a B.A. degree in Business Administration from Washington State University. In our merger agreement with Prentiss, we agreed to use our best efforts to nominate Mr. Prentiss as a Trustee for election at our annual meeting of shareholders for each of 2006 and 2007.

Committees of the Board of Trustees

     Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.

     Audit Committee. Our Audit Committee assists our Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our independent registered public accounting firm; and (iv) the performance of our internal audit function and independent registered public accounting firm. Our Board adopted the Audit Committee’s charter in December 1999 and approved amendments to the charter most recently in 2004. We attach a copy of the Audit Committee charter, as amended, to this Proxy Statement as Appendix A. The charter is also available on our website (www.brandywinerealty.com). Our Code of Business Conduct and Ethics includes information regarding procedures established by our Audit Committee for the submission of complaints about our accounting or auditing matters. The Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com). The Audit Committee met 11 times in 2005. In addition, the Audit Committee met three times in 2006 with PricewaterhouseCoopers LLP, our independent registered public accounting firm, to discuss the 2005 audit and our internal control over financial reporting.

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     Our Audit Committee currently consists of Messrs. Aloian (Chair), Joyce and Pizzi, each of whom is independent within the meaning of the Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Messrs. Aloian and Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Messrs. Aloian and Joyce based on his education and experience in analyzing financial statements of a variety of companies. In addition to serving on our Audit Committee, Mr. Joyce currently serves on the audit committees of three other public companies (Heritage Property Investment Trust, Inc., A.C. Moore Arts and Crafts, Inc. and Allegheny Technologies Inc.). Consistent with New York Stock Exchange listing standards, our Board has determined that his concurrent service on these committees does not impair his ability to serve effectively on our Audit Committee.

     Corporate Governance Committee. Our Corporate Governance Committee is responsible for: (i) identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board; (ii) recommending to our Board any changes in our Corporate Governance Principles; (iii) leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (iv) recommending to our Board trustee nominees for each Board committee; (v) reviewing our efforts to promote diversity among trustees, officers, employees and contractors; and (vi) arranging for an orientation for all trustees. The charter of the Corporate Governance Committee is available on our website (www.brandywinerealty.com). The Corporate Governance Committee met three times in 2005.

     Our Corporate Governance Committee currently consists of Messrs. Fowler (Chair), Aloian and D’Alessio. Each member of the Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.

     Compensation Committee. Our Compensation Committee is authorized to determine compensation for our senior executives. The charter of the Compensation Committee is available on our website (www.brandywinerealty.com). Our Compensation Committee met four times in 2005. In addition, to date our Compensation Committee has met six times in 2006.

     Our Compensation Committee currently consists of Messrs. Pizzi (Chair), D’Alessio and Joyce. Each member of our Compensation Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.

     Executive Committee. Our Executive Committee has been delegated all powers of our Board except the power to: (i) declare dividends on shares of beneficial interest; (ii) issue shares of beneficial interest (other than as permitted by the Bylaws); (iii) recommend to shareholders any action that requires shareholder approval; (iv) amend our Bylaws; and (v) approve any merger or share exchange which does not require shareholder approval. Our Executive Committee did not meet in 2005.

     Our Executive Committee currently consists of Messrs. D’Alessio, Nichols and Sweeney.

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Meetings of Trustees and Annual Meeting of Shareholders

     Our Board of Trustees held 11 meetings in 2005. Each incumbent Trustee attended at least 75% of the meetings of the Board that were held following his election and at least 75% of the meetings held by all committees on which he served. In addition, our Board holds regular informational sessions with our President and Chief Executive Officer. During 2005, the Board held six such informational sessions.

     It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All of the Trustees who were Trustees in May 2005 attended our annual meeting of shareholders on May 2, 2005.

Independence Determination

     No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.

     Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. These standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees, whether paid in cash or shares).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

     In its assessment of Trustee independence, our Board considers all commercial, charitable and other business relationships and transactions that any Trustee or member of his immediate family may have with us or with any of our affiliates, including those reported under “Certain Relationships and Related Transactions” below.

     Our Board has affirmatively determined that each of Messrs. Aloian, Axinn, D’Alessio, Fowler, Joyce and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.

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     Our Board did not determine Mr. Nichols to be independent because of his status as a former executive with us and did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer. In addition, our Board did not determine either Mr. Prentiss or Mr. August to be independent. In its assessment of each of Messrs. Prentiss and August, the Board considered the post-employment benefits to which each is entitled under his employment agreement with Prentiss and his consulting agreement with us. We identify the primary benefits to which they are entitled under “Consulting and Related Agreements” below.

     We own a fifty percent economic interest in an office property known as 101 Paragon Drive in Montvale, New Jersey. The remaining fifty percent interest in this property is owned by one of our Trustees, Mr. Axinn. In February 2006, our Board authorized the sale of this property to an unrelated third party in an arm’s-length transaction. Our Board viewed the sale of this property as an attractive opportunity for us (primarily because of the sales price and the location of this property outside of our core markets). Our Board, taking into account Mr. Axinn’s pre-existing contractual interest in this property and the absence of any affiliation between either us or Mr. Axinn with the third party purchaser, concluded that the sale of this property does not adversely impact Mr. Axinn’s independence.

Corporate Governance

     Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our approach to corporate governance in light of changing regulatory requirements and evolving best practices.

•	Our Board has adopted clear corporate governance policies as reflected in our Corporate Governance Principles.

•	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

•	The Chairman of our Board is independent.

•	Our non-management Trustees meet regularly without the presence of management.

•	The charters of our Board committees clearly establish their respective roles and responsibilities.

•	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees, including our senior executives and finance staff.

•	We have a hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

•	Our Board and Board Committees undertake an annual performance self-evaluation.

Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.

     Lead Independent Trustee: Mr. D’Alessio, Chairman of the Board, is our lead independent Trustee, with responsibility to preside at executive sessions of non-management Trustees, oversee the agenda of Board meetings and be available to shareholders and other parties interested in communicating with our non-management Trustees.

     Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. Officers are required to own, within five years of their election as an officer but no earlier than May 2007, common shares (or common share equivalents under our deferred compensation plan) having a market value at least equal to the following multiples of their base salary: (i) six times for the President and Chief Executive Officer; (ii) four times for Executive and Senior Vice Presidents; and (iii) two times for Vice Presidents and other officers. Trustees are required to own, within four years of their election to our Board but no earlier than May 2008, common shares having a market value at least equal to three times their $35,000 annual base compensation except if the Trustee is restricted from personal ownership of common shares under an employment policy of the Trustee’s employer.

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     Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our officers, employees and Trustees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.

Trustee Nominations

     In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, senior executives, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board c/o, Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462. After May 2006, correspondence should be sent to our new headquarters’ location at 555 Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience.

     Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees and include a nominee’s:

•	personal ethics, integrity and values;

•	inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education or technology;

•	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

•	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.

The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board.

     If the Corporate Governance Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board as appropriate, interview the candidate. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee.

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Communications with the Board

     Shareholders and other parties interested in communicating directly with our lead independent Trustee (Mr. D’Alessio) or with our non-management Trustees as a group may do so by writing to Lead Independent Trustee, Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462. We are relocating our corporate headquarters to 555 Lancaster Avenue, Radnor, Pennsylvania 19087 in May 2006. After this date, please send any written communications to the Lead Independent Trustee to this new address. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address.

     Depending on the subject matter, management will:

•	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

•	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.

     At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.

Compensation of Trustees

     In 2005, our Trustees (other than Mr. Sweeney) received the following compensation for their service as Trustees:

•	$35,000 annual fee payable in cash or common shares, at each Trustee’s election;

•	$25,000 annually in “restricted” common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of the annual meeting of shareholders);

•	$1,500 for participation in each meeting and informational session of the Board;

•	$1,000 for participation by a member of a Board committee in each meeting of the committee;

•	$10,000 annual fee for the Chair of the Board; $7,500 annual fee for the Chair of the Audit Committee; $6,000 annual fee for the Chair of the Compensation Committee; and $5,000 annual fee for the Chair of the Corporate Governance Committee.

     Accordingly, including the $25,000 in restricted common shares, we paid aggregate 2005 compensation to our Trustees (other than Mr. Sweeney) for services on the Board and Board committees as follows: Mr. D’Alessio ($100,511), Mr. Nichols, ($84,000), Mr. Aloian ($107,017), Mr. Axinn ($86,525), Mr. Fowler ($94,750), Mr. Joyce ($99,511) and Mr. Pizzi ($105,500). Messrs. August and Prentiss did not join our Board until January 2006.

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     Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs.

     Each restricted common share awarded as part of the annual grant entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability or a change of control of us. Trustees may elect to defer the receipt of all or a portion of their $35,000 annual fee and $1,500 per Board meeting fee into our deferred compensation plan.

     In March 2006, we modified our Trustee compensation. As modified, the annual award of restricted common shares increased to $40,000; the annual fee for the Chair of the Board increased to $45,000; and the annual fees for the Chairs of the Audit, Compensation and Corporate Governance Committees increased to $15,000, $10,000 and $10,000, respectively. The remaining elements of Trustee compensation, including the annual fee and per meeting fees, were not changed.

Consulting and Related Agreements

     Mr. Nichols. On January 5, 2006, we entered into an agreement with Mr. Nichols that amended the agreement that we entered into with him in March 2004. This amendment provides for Mr. Nichols’: (i) assistance in our integration activities with respect to the Prentiss organization, as and to the extent requested by our President and Chief Executive Officer or our Board and (ii) consultation and advice for special research projects, business development initiatives and strategic planning, as and to the extent requested by our President and Chief Executive Officer or our Board. We agreed to compensate Mr. Nichols for his services at the rate of $500 per hour. The amendment does not reduce the benefits to which Mr. Nichols is entitled under our March 2004 agreement with him and extends the term of his engagement with us from December 31, 2006 until December 31, 2007. The benefits to which Mr. Nichols is entitled primarily consist of: (i) our agreement to use commercially reasonable efforts to cause him to be nominated for election to the Board at each annual meeting of shareholders held prior to December 31, 2007; (ii) our agreement to pay him compensation for service on the Board in the same amount that we pay a non-employee Trustee for service on the Board; (iii) our agreement to pay him $15,000 per year for financial planning services and $20,000 per year for community participation services, in each case through December 31, 2007; and (iv) our agreement to provide him with health care and life insurance benefits through December 31, 2010.

     Mr. Prentiss. On January 5, 2006, we entered into a consulting agreement with Mr. Prentiss. The agreement: (i) has a three-year term; (ii) provides for Mr. Prentiss’ consulting services to us for $1,000 per year; (iii) restricts for one year (up to two years for certain activities) the types of activities that Mr. Prentiss may engage in; (iv) provides for not less than 3,300 square feet of office space for Mr. Prentiss; and (v) provides for secretarial support for Mr. Prentiss. Mr. Prentiss will continue to be entitled to benefits under the employment agreement that he entered into with Prentiss prior to our merger with Prentiss. These benefits include Mr. Prentiss’ continued entitlement to health, vision, dental, prescription drug and disability insurance coverages at our expense for three years from the merger. These benefits also include the right of Mr. Prentiss to up to 100 hours per year of flight time on a Challenger 300 aircraft during the three-year period and the right to purchase the aircraft at the end of this period for $100,000. In addition, if any payments made to Mr. Prentiss in connection with the merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount.

     Mr. August. On January 5, 2006, we entered into a consulting agreement with Mr. August. The agreement: (i) has a three-year term; (ii) provides for Mr. August’s consulting services to us for $1,000 per year; (iii) restricts for one year (up to two years for certain activities) the types of activities that Mr. August may engage in; (iv) provides for not less than 2,500 square feet of office spaces for Mr. August; and (v) provides for secretarial support for Mr. August. Mr. August will continue to be entitled to benefits under the employment agreement that he entered into with Prentiss prior to our merger with Prentiss. These benefits include Mr. August’s continued entitlement to health, vision, dental, prescription drug and disability insurance coverages at our expense for three years from the merger. In addition, if any payments made to Mr. August in connection with the merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount.

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EXECUTIVES AND EXECUTIVE COMPENSATION

Executive Officers

     The following are biographical summaries of our executive officers who are not Trustees:

     Robert K. Wiberg (age 50) joined us as Executive Vice President and Managing Director of Operations effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Mid-Atlantic Region of Prentiss. His responsibilities at Prentiss included the development, acquisitions, leasing, construction, property management and asset management activities in this region. Mr. Wiberg has worked in the Prentiss Washington, D.C. office since 1988, and prior to that served as a Development Officer in the Prentiss Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a B.A. degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of the NAIOP and holds a Virginia real estate license.

     Christopher M. Hipps (age 44) joined us as Executive Vice President and Managing Director – Southwest Region effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Southwest Region of Prentiss. Mr. Hipps served as Managing Director of the Prentiss Southwest Region since January 1, 2002. Prior to becoming Managing Director of the Southwest Region, Mr. Hipps served as the Managing Director of the former West Region of Prentiss. Mr. Hipps holds a Texas real estate license and has been involved in various organizations such as the National Association of Industrial and Office Parks and the Real Estate Council. He received a BBA from Southern Methodist University.

     Daniel K. Cushing (age 44) joined us as Senior Vice President and Managing Director – Northern California Region effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as the Senior Vice President and Managing Director of the Northern California Region of Prentiss and served in such capacity since January 1, 2002. His responsibilities included acquisitions, development, leasing, construction, property management, facilities management and business development. Mr. Cushing joined Prentiss in 1985 and held a variety of increasingly senior roles in Dallas, Washington, D.C. and Chicago. As Prentiss’ Senior Vice President of Development/Acquisitions he was responsible for various suburban development projects and acquisitions. He holds a B.S. degree in Civil Engineering from the University of Illinois.

     Michael J. Cooper (age 47) joined us as Senior Vice President – Mid-Atlantic Region effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Senior Vice President of the Mid- Atlantic Region of Prentiss overseeing the Region’s development, acquisition, and certain asset management activities. Mr. Cooper joined Prentiss in 1996 and has held various positions of increasing responsibility in its Mid-Atlantic Region. Before joining Prentiss, Mr. Cooper held positions as a Regional Director of BetaWest, Inc, a national development and asset management firm operating in Northern VA. Mr. Cooper holds a Virginia real estate license, serves on the Board of Directors for Northern Virginia NAIOP and is an officer and Board member of the Western Alliance for Rail to Dulles. He received a bachelor’s degree in engineering from Princeton University.

     H. Jeffrey DeVuono (age 40) is ourSenior Vice President – Operations – Urban Division. Mr. DeVuono became one of our officers on January 15, 1997. From January 1993 until that time, he was employed in several capacities by LCOR, Incorporated, a real estate development firm. Mr. DeVuono serves on the board of the Pennsylvania Economy League, Bartram’s Garden, University City District and Philadelphia Academies and is a committee member of Crossing the Finish Line. He is a member of CoreNet, NAIOP and the University of Pennsylvania Wharton School Zell/Lurie Real Estate Center. He received a bachelor’s degree from La Salle University.

     Gregory S. Imhoff (age 49) joined us as Senior Vice President and Chief Administrative Officer effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as the Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of Prentiss and provided professional services to Prentiss since 1990. Immediately before joining Prentiss, Mr. Imhoff was the General Counsel for The Watson & Taylor Companies and prior to that time he was a Senior Consultant for Deloitte & Touche. Mr. Imhoff sits on the Board of the University of Notre Dame Alumni Association of Dallas and the Finance Committee of the Parish Episcopal School of Dallas, and is a member of the Dallas Bar Association, State Bar of Texas and the State Bar of Wisconsin.

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     Christopher P. Marr (age 41) is our Senior Vice President and Chief Financial Officer. Mr. Marr became our Senior Vice President and Chief Financial Officer in August 2002. Prior to joining us, Mr. Marr was employed by Storage USA, Inc. from 1994 to 2002. In 1998, Mr. Marr became Chief Financial Officer at Storage USA, Inc. Prior to its acquisition in April 2002 by Security Capital Group, Inc. (which was acquired in 2002 by General Electric Capital Corporation), Storage USA, Inc. was a publicly traded Real Estate Investment Trust with a total market capitalization of approximately $2.0 billion. From 1986 until 1994, Mr. Marr was employed by Coopers & Lybrand. Mr. Marr serves on the board of The Tyler Arboretum.

     Brad A. Molotsky (age 41) is our Senior Vice President, General Counsel and Secretary. Mr. Molotsky became our General Counsel and Secretary in October 1997 and became a Senior Vice President in December 2004. Prior to joining us, Mr. Molotsky was an attorney at Pepper Hamilton LLP, Philadelphia, Pennsylvania. Mr. Molotsky is a member of NAREIT and the Real Estate Roundtable – Building Security Taskforce, a board member of the Philadelphia Chapter of NAIOP, the JCC of Southern New Jersey and the Cherry Hill Business Partnership and a Committee member of the Philadelphia Ronald McDonald House.

     Anthony S. Rimikis (age 57) is our Senior Vice President for Development Services. Mr. Rimikis became one of our executives on October 13, 1997. Previously he was Vice President for Emmes Realty Services of New York where he had responsibility for that firms construction activities in New Jersey and Maryland. Mr. Rimikis holds an undergraduate degree in Marketing from the Wharton School of the University of Pennsylvania, and an MBA in Finance from LaSalle University. He is an Adjunct Assistant Professor at the Drexel University’s Richard P. Goodwin School of Professional Studies and also serves on the Technical Advisory Committee for the College. He holds the Certified Commercial Investment Member (CCIM) designation, is a licensed real estate broker in New Jersey, and serves on the Executive Committee of the Philadelphia Chapter of the Urban Land Institute, and also co-chairs the Educational Committee. Mr. Rimikis also serves on the Construction Industry Committee benefiting the Boy Scouts of America.

     David Ryder (age 50) is our Senior Vice President and Director of the Western Region. Mr. Ryder joined us in March of 2004 and has served as our Senior Vice President since that date. From 1981 to 2004 Mr. Ryder was employed by CB Richard Ellis as a Producing Agent, specializing in the representation of tenants and owners who either occupy or own office buildings in the suburban Philadelphia office market. Mr. Ryder holds a B.A. (with a major in English literature and a minor in business administration) from the University of New Hampshire. He serves on the boards of the Chester County Chamber of Business & Industry and the National Transplant Assistance Fund.

     George D. Sowa (age 46) is our Senior Vice President – Operations – NJ/Bucks County Region. Mr. Sowa became an officer with us on April 13, 1998. Prior to joining us, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998, as a Development Manager. Mr. Sowa was also employed by LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. Mr. Sowa received a B.S. from Cornell University and holds a real estate license in New Jersey and Pennsylvania. Mr. Sowa serves on the Executive Committee and board of NJ NAIOP, and is on the board of the Chamber of Commerce of Southern New Jersey, the Regional Planning Partnership and the Evergreens.

     Scott W. Fordham (age 38) joined us as Vice President and Chief Accounting Officer effective January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as the Senior Vice President and Chief Accounting Officer of Prentiss and was in charge of the corporate accounting and financial reporting groups of Prentiss. Mr. Fordham is a Texas CPA. He joined the Prentiss accounting organization in November 1992 and previously worked in public accounting with PricewaterhouseCoopers LLP. Mr. Fordham received a BA in Accounting from Baylor University.

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     Timothy M. Martin (age 35) is our Vice President – Finance and Treasurer. Mr. Martin joined us on April 27, 1997 as Director of Financial Reporting and served as Vice President – Finance and Chief Accounting Officer from April 1, 2004 until January 5, 2006. From 1993 to 1997, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

     William D. Redd (age 50) is our Vice President – Operations – Virginia Region. Mr. Redd became an officer with us on June 1, 1999. Prior to joining us, Mr. Redd was a partner from 1988 until1999 with Childress Klein Properties, a privately-held real estate firm headquartered in Charlotte, North Carolina. From 1985 until1988, Mr. Redd was with Trammell Crow Company. Mr. Redd holds a law degree from the University of Virginia and a B.A. degree from Hampden-Sydney College. He has served on the Board of Directors for the Children’s Museum of Richmond, Richmond Real Estate Group and Greater Richmond Association of Commercial Real Estate. Mr. Redd holds a Virginia real estate license..

     Philip M. Schenkel (age 42) is our Vice President – Operations – Northern Pennsylvania Region. Mr. Schenkel joined us in 1998 and became a Vice President in December 2000. Prior to joining us, Mr. Schenkel was employed by Atlantic American Properties, a real estate development and management firm, where he served as an Asset Manager from 1997 to 1998. Mr. Schenkel was employed by Bell Atlantic Properties, as an Asset Manager and a Regional Director of Leasing, from 1990 to 1997.

Cash and Non-Cash Compensation Paid to Executive Officers

     The following tables and footnotes set forth information concerning the compensation paid by us for the years ended December 31, 2005, 2004 and 2003: (i) to our President and Chief Executive Officer and (ii) to each of our four other most highly compensated executive officers in 2005 who were serving as executive officers at December 31, 2005 (the “Named Executive Officers”).

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Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year (1)	Salary	Bonus (2)	Other Annual Compensation (3)	Restricted Share Awards (4)	Securities Underlying Options (#)	LTIP Payouts ($)		All Other Compensation ($) (6)

Gerard H. Sweeney President and Chief Executive Officer	2005	$432,000	$1,100,000	$67,941	$1,700,000	—	—		$44,778
	2004	$382,000	$900,000	$55,588	$1,000,000	—	—		$36,960
	2003	$363,249	$750,000	$19,854	$812,528	—	$583,617	(5)	$10,477

Christopher P. Marr Senior Vice President and Chief Financial Officer	2005	$308,637	$310,000	$13,676	$300,000	—	—		$22,922
	2004	$291,000	$305,000	$10,315	$300,000	—	—		$20,190
	2003	$286,833	$250,000	—	$225,006	—	—		$15,786

Brad A. Molotsky Senior Vice President, General Counsel and Secretary	2005	$270,200	$315,000	$14,559	$300,000	—	—		$20,610
	2004	$228,500	$255,000	$22,500	$250,000	—	—		$15,990
	2003	$216,833	$175,000	$7,719	$160,011	—	—		$14,735

Anthony S. Rimikis Senior Vice President – Development Services	2005	$239,400	$160,000	$14,118	$150,000	—	—		$18,086
	2004	$229,700	$150,000	$13,235	$160,000	—	—		$17,494
	2003	$213,033	$160,000	$7,062	$160,011	—	—		$16,422

George D. Sowa Senior Vice President – Operations	2005	$220,700	$130,000	$2,294	$125,000	—	—		$14,790
	2004	$214,700	$110,000	$7,765	$100,000	—	—		$13,710
	2003	$213,033	$100,000	$2,645	$80,005	—	—		$14,640
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(1)	Compensation is reportable in the year in which the compensable service was performed even if we paid the compensation in a subsequent year.

(2)	Bonus amounts for 2005, which were approved by the Compensation Committee on February 10, 2006, were paid as follows: (i) 25% either in common shares or a common share equivalent in an investment account established under the Company’s deferred compensation plan, with each share or share equivalent valued at $31.10 per share (the closing price of a common share on February 10, 2006) and (ii) 75%, at the election of the applicable executive, in any combination of cash and common shares (or a common share equivalent under the deferred compensation plan), with each share or share equivalent valued at 85% of the closing price of a common share on February 10, 2006. Notwithstanding the general approach, any executive who met the share ownership requirement applicable to him as of the date of the bonus award, as set forth in our Corporate Governance Principles, is not required to take any portion of his bonus in common shares (or common share equivalents) and is entitled to the 15% discount referred to above on any portion of the bonus taken in common shares (or common share equivalents). Each of the Named Executive Officers met the share ownership requirement applicable to him as of the date of the bonus award. The portion of the common shares (or the common share equivalents) received as a result of the discounted purchase price is subject to transfer restrictions until December 31, 2007. Bonus amounts for 2004 and 2003 were approved and paid in a manner comparable to the manner described in the first sentence of this footnote for 2005 bonus amounts.

(3)	Represents the difference between the price paid for the common shares (or the common share equivalents) and the market price of such shares (or share equivalents) on the date of acquisition.

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(4)	Restricted common shares for each of 2005, 2004 and 2003 were awarded in February 2006, February 2005 and March 2004, respectively, and vest in five equal annual installments commencing on January 1 of the year following the year of award. All restricted common shares vest upon a change of control of us, death or disability. The holder of restricted common shares is entitled to vote the shares and to receive distributions on the shares from the date of award. Vesting of the restricted common shares is not subject to performance-based conditions. The total number of unvested restricted common shares held by each Named Executive Officer at December 31, 2005 and the value of such unvested restricted common shares at December 31, 2005 are shown in the following table:

Name	Total Number of Unvested Restricted Common Shares	Aggregate Value at December 31, 2005

Gerard H. Sweeney	127,104	$3,547,473

Christopher P. Marr	26,529	$740,424

Brad A. Molotsky	19,545	$545,501

Anthony S. Rimikis	16,847	$470,200

George D. Sowa	11,575	$323,058

(5)	In February 2000, we loaned Mr. Sweeney $1.5 million solely to enable him to purchase 96,000 common shares. The loan, which bore interest at the lower of our cost of funds or a rate based on the dividend payable on the common shares, was subject to forgiveness over a three-year period, with the amount of forgiveness tied to our total shareholder return compared to the total shareholder return of a peer group of companies. During each of 2001, 2002 and 2003, one-third of the principal amount of the loan, together with accrued interest thereon, was forgiven in accordance with the terms of the loan. The loan is no longer outstanding.

(6)	Includes employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and life insurance premiums.

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Stock Options Held by Executive Officers at December 31, 2005

     The following table sets forth information regarding options for the purchase of common shares that were exercised by Named Executive Officers during the year ended December 31, 2005 and the unexercised options held by Named Executive Officers at December 31, 2005.

Aggregated Options/SAR Exercises in Last Fiscal Year
And Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SAR at FY-End (#) Exercisable/ Unexercisable (1)	Value of Unexercised In-the-Money Options at FY End ($) Exercisable/ Unexercisable

Gerard H. Sweeney President and Chief Executive Officer	100,000	$936,367	1,065,156/0	$1,577,125/0

Christopher P. Marr Senior Vice President and Chief Financial Officer	N/A	N/A	0/0	$0/$0

Brad A. Molotsky SeniorVicePresident, General Counsel and Secretary	12,500	$44,350	28,537/0	$1,003/0

Anthony S. Rimikis Senior Vice President – Development Services	16,094	$47,931	28,537/0	$1,003/0

George D. Sowa Senior Vice President – Operations	14,309	$84,489	8,322/0	$0/0
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(1)	If we undergo a change of control, unexercised options held by Messrs. Molotsky, Rimikis and Sowa convert into 2,587, 2,587 and 971 common shares, respectively. Similarly, 1,018,489 of the options held by Mr. Sweeney convert into 118,812 common shares upon a change of control. The number of common shares issuable upon a change of control is subject to a proportional reduction in the event of any prior option exercise.

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Equity Compensation Plan Information as of December 31, 2005

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	1,276,722 (2)	26.82	2,743,581

Equity compensation plans not approved by security holders	—	—	—

Total	1,276,722 (2)	26.82	2,743,581

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(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan and 46,667 options awarded prior to adoption of the 1997 Long-Term Incentive Plan. In May 2005 our shareholders approved an increase to the number of common shares that may be issued or subject to award under the Plan, from 5,000,000 to 6,600,000. The May 2005 amendment provided that 500,000 of the shares under the Plan are available solely for awards under options and share appreciation rights that have an exercise or strike price not less than the market price of our common shares on the date of award, and the remaining 6,100,000 shares are available for any type of award under the Plan. As part of our January 2006 acquisition of Prentiss, which was approved by our shareholders in December 2005, we assumed Prentiss’ three share incentive plans. As of March 15, 2006, approximately 1,688,570 common shares remain available for issuance or the subject to award under the assumed Prentiss share incentive plans; however, any such issuances or awards under the assumed Prentiss plan may be made only to those of our employees who had been employed by Prentiss immediately prior to our acquisition of Prentiss or to those of our employees that we hired after our acquisition of Prentiss.

(2)	Does not include 316,134 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding at December 31, 2005.

Employment Agreements

     Mr. Sweeney’s Employment Agreement. We have an employment agreement with Mr. Sweeney. The agreement provides for an annual base salary of $350,000; $70,000 per year for financial planning and other activities; and a $12,000 per year automobile allowance. The term of the agreement extends through May 7, 2008. If the term of Mr. Sweeney’s employment is not extended upon expiration, we will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual and long-term bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change in control of us would each constitute a resignation “for good reason.”

     Additional Employment Agreements. In connection with our merger with Prentiss, we entered into six separate employment agreements with executives of Prentiss: Robert K. Wiberg, Daniel K. Cushing, Christopher M. Hipps, Michael J. Cooper, Gregory S. Imhoff and Scott W. Fordham. Each of the employment agreements sets forth the terms under which we have employed the applicable executive, including title, responsibilities and compensation. The table below provides selected information from each employment agreement.

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Summary of Employment Agreements

Name	Title	Base Salary	Brandywine Share Grants (1)	Stated Term

Robert K. Wiberg	Executive Vice President and Managing Director of Operations	$250,000	- 13,800 fully vested shares - 6,900 restricted shares	Two Years

Daniel K. Cushing	Senior Vice President and Managing Director – Western Region	$215,000	- 13,800 fully vested - 3,450 restricted shares	Two Years

Christopher M. Hipps	Executive Vice President and Managing Director – Southwest Region	$215,000	13,800 fully vested shares	Two Years

Michael J. Cooper	Senior Vice President – Mid-Atlantic Region	$200,000	6,900 fully vested shares	Two Years

Gregory S. Imhoff	Senior Vice President and Chief Administrative Officer	$200,000	− −	One Year

Scott W. Fordham	Vice President and Chief Accounting Officer	$170,000	− −	One Year

_________________
(1)	Share grants represent our common shares. As indicated in the above table, some of the shares granted were fully vested on the grant date. The restricted shares granted to Messrs. Wiberg and Cushing will vest on the third anniversary of the grant date and vesting is not subject to performance-based conditions. The holder of restricted shares is entitled to vote the unvested restricted shares and to receive distributions from the date of the award.

Severance Agreements

     We have severance agreements or arrangements with those of our officers who have not entered into employment agreements with us. Under the severance agreements, if the employment of an executive terminates within a specified period of time following the date that we undergo a change of control (such period being two years from the date of the change of control for Senior Vice Presidents and one year for other officers that entered into such agreements) then the executive will be entitled to a severance payment in an amount based on a multiple of his or her salary and annual and long-term bonus. For our Senior Vice President and Chief Financial Officer and Senior Vice President and General Counsel, the multiple is 2.25; for other Senior Vice Presidents without an employment agreement, the multiple is 1.75; for the Vice President – Finance and Treasurer and Vice President – Investment, the multiple is 1.50; and for other Vice Presidents with such agreements, the multiple is 1.00. The agreements also provide for a comparable payment to or for the benefit of an executive (or his or her estate) who dies or becomes disabled while employed with us. Those of our officers who joined us upon completion of our merger with Prentiss are entitled to severance benefits under the severance policy that Prentiss established prior to the merger. Generally, under this policy, if a covered executive’s employment were to be terminated by us within a one to two year period following the merger, we would be required to pay severance to the executive in an amount based on a multiple of the executive’s base salary and bonus, with the multiple ranging from 2.0 to 1.0.

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401(k) Plan

     We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Deferred Compensation Plan

     Our Executive Deferred Compensation Plan (the “EDCP”) provides our senior executives and Trustees with the opportunity to defer a portion of their base salary and bonus (or, in the case of Trustees, annual retainer and Board fees) on a tax-deferred basis. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the EDCP or as a result of limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution only to the extent the participant defers an amount under the EDCP at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We reserve the right to make matching contributions for executives on deferred amounts and to make a discretionary profit sharing contribution for executives on compensation in excess of $210,000. Participants elect the timing and form of distribution. Distributions are in the form of a lump sum or installments and can commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period. One of the deemed investment options is a hypothetical investment fund consisting of common shares. Because the EDCP is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the EDCP. We are not entitled to a deduction until such amounts are distributed.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of our Board is currently comprised of Charles P. Pizzi (Chair), Walter D’Alessio and Michael J. Joyce, none of whom is or has been an executive of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.

Certain Relationships and Related Transactions

     Employee Share Purchase Loans. In 1998, our Board authorized us to make loans totaling $5.0 million to enable our employees to purchase Common Shares. In 2001, the Board increased the loan authorization by $2.0 million. The outstanding principal balances of the loans to executives officers that participated in the loan program at December 31, 2005 were as follows: Mr. Sweeney ($300,003) and Mr. Redd ($9,991). Proceeds of the loans were used solely to fund the purchase of common shares. The loans mature on October 15, 2006, are full recourse and are secured by the common shares purchased. Interest accrues on the loans at the lower of the interest rate borne on borrowings under our revolving credit facility or a rate based on the dividend payments on the common shares and is payable quarterly. For the quarter ended December 31, 2005, this rate was 4.18% per annum. The principal of the loans is payable at the earlier of the stated maturity date and 90 days following termination of the applicable employee’s employment with us.

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     Loans We Acquired through Prentiss Merger. Through our acquisition of Prentiss we acquired three loans made by Prentiss to two of its executives who are now our executives. Prentiss loaned Christopher M. Hipps $127,667 on June 1, 2002 and loaned Daniel K. Cushing $74,583 on January 1, 2002. Prentiss made these loans to assist these executives with moving expenses when they relocated to assume new management positions. The loans contain forgiveness provisions with the purpose of securing the continued and future employment services of these executives. One-fifth of the unpaid principal amount of each loan was or will be forgiven on each of the first five anniversaries of the loan grant provided the executive is not in default and his employment has not terminated. In 2005 $25,533 was forgiven on the loan to Mr. Hipps and $14,917 was forgiven on the loan to Mr. Cushing. In addition, Prentiss loaned Mr. Cushing $500,000 on June 14, 2002, interest free, to purchase a home in California. This loan is non-recourse, is secured by the home purchased and is due on the earlier of (i) termination of Mr. Cushing’s employment, (ii) the sale of the home and (iii) June 14, 2012.

     Sale of 101 Paragon Drive. We own a fifty percent economic interest in an approximately 141,724 square foot office building located at 101 Paragon Drive in Montvale, New Jersey. The remaining fifty percent ownership interest in this building is owned by Donald E. Axinn, one of our Trustees. On February 10, 2006, our Board (with Mr. Axinn abstaining) authorized the sale of this property to an unaffiliated third party for a gross sales price of $18,350,000. Closing of the sale is scheduled to occur in August 2006, subject to a one-month extension right and subject to closing conditions, including completion of due diligence to the satisfaction of the buyer. We estimate that our share of the sales proceeds, after reduction for discharge of the mortgage debt secured by the property, transfer taxes, brokerage fees and similar costs, will be approximately $3.1 million. Our Board authorized us to sell this property because the Board concluded that the terms of sale are attractive and the disposition of this property is consistent with our focus on select core markets.

Compensation Committee Report on Executive Compensation

     This is the Report of the Compensation Committee of our Board on compensation policies for our executives.

     Compensation Philosophy. The Compensation Committee believes that executive compensation should reflect our performance and individual performance and provide long-term incentives. The Compensation Committee evaluates our performance by reference to our total shareholder return, funds from operations and strategic, investment and operational activities. The Compensation Committee seeks to set executive compensation at levels that are competitive so that we may attract, retain and motivate high quality executives. In furtherance of this objective, the Compensation Committee seeks to provide total annual compensation for senior executives at levels that fall within the 50th to 75th percentile of the compensation levels at peer group companies. In establishing compensation for executive officers, the Committee considers, in addition to our performance, executive activities in furtherance of our annual business plan and long-term growth, executive performance of assigned operational responsibilities, our industry position, compensation levels and practices at peer companies, general industry data and the recommendations of the President and Chief Executive Officer and an unaffiliated third-party consulting firm. The Committee exercises judgment and discretion in the information it analyzes and considers.

     Our compensation program for executives consists of three principal components:

•	a base salary;

•	a performance-based annual bonus, payable in cash and common share equivalents under our deferred compensation plan; and

•	periodic grants of equity-based compensation, which, in the past few years, have taken the form of grants of restricted common shares that vest over a five year period.

The Compensation Committee believes that this approach has linked executive compensation to personal performance and our performance. In addition, equity-based compensation such as restricted common share awards link a significant portion of long-term compensation to share price appreciation realized by our shareholders. The Compensation Committee is currently evaluating alternative approaches to long-term executive compensation, with the primary focus being on a performance-based plan that would tie the amount of payments to our attainment of total shareholder return hurdles.

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     Compensation Analysis. On February 10, 2006, the Compensation Committee authorized 2005 year-end bonuses to our executives and awarded restricted common shares to some of our employees. The Committee approved 2005 year-end bonuses and restricted share awards following review of industry data and recommendations of an unaffiliated third party consultant. In taking action, the Committee assessed our 2005 performance, including strategic, investment and operational activities, total shareholder return and funds from operations; and for executives other than our President and Chief Executive Officer, recommendations of our President and Chief Executive Officer. Among the investment, financial and operational activities that the Committee considered relative to the President and Chief Executive Officer were (i) completion in January 2006 of our $3.3 billion acquisition of Prentiss and concurrent disposition of approximately 4.32 million net rentable square feet of properties to designees of Prudential Insurance; (ii) our 2005 financing activities, including our new revolving credit facility and our December public note offering; (iii) maintenance of our investment grade rating; (iv) development, redevelopment and leasing activity, including activity relative to our landmark Cira Centre in Philadelphia; and (v) operational performance, including tenant retention and tenant satisfaction levels and operating expense controls. The Committee also assessed our President and Chief Executive Officer’s role in positioning us for additional growth while maintaining a disciplined focus on operational metrics. The Committee did not weight or prioritize these various factors and exercised discretion in its compensation decisions. With respect to other executive officers, the Committee undertook a similar analysis, taking into account peer company data, individual contributions and the recommendations of the President and Chief Executive Officer.

     The Compensation Committee has required that a minimum of 25% of the year-end bonus for each executive must be taken in common shares (or common share equivalents under our deferred compensation plan). Additionally, executives generally have the ability to take all or a portion of the balance of the year-end bonus in excess of 25% in common shares (or common share equivalents under our deferred compensation plan) at a 15% discount to the market price of the common shares, with the additional shares acquired by virtue of the discount subject to vesting over a two-year period. The Compensation Committee has provided that any executive who, at the time of award of the year-end bonuses, meets the share ownership requirements applicable to him or her, as set forth in our Corporate Governance Principles, is not required to take any portion of his or her year-end bonus in common shares (or common share equivalents) and is entitled to the 15% discount on any shares or share equivalents taken.

     In each of February 2006, February 2005 and March 2004, the Compensation Committee authorized the award of restricted common shares to our executives, with such shares subject to vesting in five equal annual installments, commencing on the first day of the January following the award date. Amounts awarded to the Named Executive Officers in these years are shown in the Summary Compensation Table.

     IRS Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our President and Chief Executive Officer and our four other highest paid executive officers to $1 million. Section 162(m), however, allows a deduction without regard to amount for payments of performance based compensation which includes most share option and other incentive arrangements, the material terms of which have been approved by shareholders. Awards issued under our Amended and Restated 1997 Long-Term Incentive Plan satisfy the requirements of Section 162(m) if the awards qualify as “performance-based compensation.” Options under this plan that have an exercise price equal to grant date fair market value and that vest based solely on continued employment qualify as performance-based compensation. However, options exercisable for a total of 1,018,489 common shares awarded to Mr. Sweeney do not qualify as performance-based compensation because the options were awarded subject to shareholder approval. Similarly, the “restricted” common shares awarded to the Named Executive Officers in 2006, 2005 and 2004 do not qualify as performance-based compensation because the restrictions applicable to the shares lapse based solely on continued employment. We believe that because Brandywine qualifies as a REIT under the Code and is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) would not have a material adverse financial consequence to us provided we distributes 100% of its taxable income.

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     Severance Policy. In February 2005, our Compensation Committee and non-management Trustees approved a policy regarding severance agreements with our senior executives. Under the policy, we will generally submit to shareholders for approval any future severance arrangements with our most senior executives that exceed 2.99 times an amount based on the executive’s salary and bonus. The policy applies to cash separation benefits that directly relate to salary and bonus and extraordinary benefits that are not of a type available to other groups of our employees. The policy excludes from the limitation specified benefits, including amounts earned by an executive prior to termination of employment and accelerated vesting of and the value associated with restricted shares, options and other long-term incentives awarded prior to termination of the executive’s employment. Our Board has reserved the right to modify or terminate the policy at any time in its discretion.

     This report is made by the undersigned members of the Compensation Committee:

Charles P. Pizzi (Chair)
Walter D’Alessio
Michael J. Joyce

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SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of March 15, 2006 regarding the beneficial ownership of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. (“Operating Partnership”) may be exchanged) by each Trustee, by each Named Executive Officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

Name and Business Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Common Shares (2)

Cohen & Steers Capital Management, Inc. (3)	6,497,703	7.12%
Gerard H. Sweeney (4)	1,606,806	1.74%
D. Pike Aloian (5)	9,922	*
Thomas F. August (6)	895,577	*
Donald E. Axinn (7)	917,616	1.00%
Walter D’Alessio (8)	8,770	*
Wyche Fowler (9)	4,637	*
Michael J. Joyce (10)	2,420	*
Anthony A. Nichols, Sr. (11)	253,283	*
Charles P. Pizzi (12)	5,651	*
Michael V. Prentiss (13)	2,366,718	2.57%
Christopher P. Marr (14)	40,826	*
Brad A. Molotsky (15)	69,684	*
Anthony S. Rimikis (16)	57,607	*
George D. Sowa (17)	31,994	*
All Trustees and Executive Officers as a Group (25 persons)	6,741,859	7.33%

_________________

*	Less than one percent.

(1)	Unless indicated otherwise, the business address of each person listed is 401 Plymouth Road, Plymouth Meeting, Pennsylvania 19462.

(2)	Assumes that all Class A Units eligible for redemption held by each named person or entity are redeemed for common shares. The total number of common shares outstanding used in calculating the percentage of common shares assumes that none of the Class A Units eligible for redemption held by other named persons or entities are redeemed for common shares.

(3)	Based on Amendment No. 9 to a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006 by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. Cohen & Steers and Cohen & Steers Capital Management, Inc. has a business address at 757 Third Avenue, New York, New York 10017.

(4)	Includes (a) 541,650 common shares and (b) 1,065,156 common shares issuable upon the exercise of options that are currently exercisable or that become exercisable within 60 days of March 15, 2006. Does not include 80,415.704 common share equivalents credited to Mr. Sweeney’s account in the EDCP as of March 15, 2006.

(5)	Mr. Aloian has a business address at 1251 Avenue of the Americas, 44th Floor, New York, New York 10020.

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(6)	Mr. August has a business address at 6214 Park Lane, Dallas, Texas 75225.

(7)	Includes (a) 5,632 common shares, (b) 100,000 common shares issuable upon the exercise of options that are currently exercisable and (c) 811,984 common shares issuable upon redemption of Class A Units. Mr. Axinn has a business address at 131 Jericho Turnpike, Jericho, NY 11743.

(8)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.

(9)	Mr. Fowler has a business address at 701 A Street, N.E., Washington, D.C. 20002.

(10)	Mr. Joyce has a residence at 19 Wood Ibis, Hilton Head Island, South Carolina 29928.

(11)	Does not include 5,477.662 common share equivalents credited to Mr. Nichols’ account in the EDCP as of March 15, 2006.

(12)	Mr. Pizzi has a business address at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

(13)	Mr. Prentiss has a business address at 5006 Seneca Drive, Dallas, Texas 75209.

(14)	Does not include 10,486.995 common share equivalents credited to Mr. Marr’s account in the EDCP as of March 15, 2006.

(15)	Includes (a) 41,147 common shares and (b) 28,537 common shares issuable upon the exercise of options that become exercisable within 60 days of March 15, 2006. Does not include 26,065.682 common share equivalents credited to Mr. Molotsky’s account in the EDCP as of March 15, 2006.

(16)	Includes (a) 29,070 common shares and (b) 28,537 common shares issuable upon the exercise of options that become exercisable within 60 days of March 15, 2006. Does not include 23,217.847 common share equivalents credited to Mr. Rimikis’ account in the EDCP as of March 15, 2006.

(17)	Includes (a) 23,672 common shares and (b) 8,322 common shares issuable upon the exercise of options that become exercisable within 60 days of March 15, 2006. Does not include 15,050.131 common share equivalents credited to Mr. Sowa’s account in the EDCP as of March 15, 2006.

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SHARE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires us to present a chart comparing the cumulative total shareholder return on the common shares with the cumulative total shareholder return of (i) a broad equity index and (ii) a published industry or peer group index. The following chart compares the cumulative total shareholder return for the common shares with the cumulative shareholder return of companies on (i) the S&P 500 Index and (ii) the NAREIT ALL-REIT Total Return Index as provided by NAREIT for the period beginning December 31, 2000 and ending December 31, 2005.

The Company, S&P 500 Index and NAREIT All-REIT Index

Company / Index	Dec. 2000	Dec. 2001	Dec. 2002	Dec. 2003	Dec. 2004	Dec. 2005

BRANDYWINE REALTY TRUST	100	110.59	123.88	163.15	190.75	192.47

S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75

NAREIT INDEX	100	115.50	121.53	168.28	219.46	237.64

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REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees our financial reporting process on behalf of our Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

     In fulfilling its oversight responsibilities, the Audit Committee has reviewed our audited financial statements for the year ended December 31, 2005, and discussed them with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, including the following aspects of the financial statements: (i) the quality, not just the acceptability, of the accounting principles applicable to the financial statements; (ii) the reasonableness of the significant judgments reflected in the financial statements; and (iii) the clarity of their disclosures. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has also received the written disclosures and the letters from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from Brandywine and its management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm to Brandywine is compatible with maintaining the independence of the independent registered public accounting firm. No such services were provided to us by PricewaterhouseCoopers LLP for the years ended December 31, 2005 or 2004.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee’s recommendation was accepted by the Board of Trustees.

     This report is made by the undersigned members of the Audit Committee.

D. Pike Aloian (Chair)
Michael J. Joyce
Charles P. Pizzi

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, 2003, 2004 and 2005. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter.

     Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.

     The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2006.

Fees to Independent Registered Public Accounting Firm

     Audit Fees. For 2005, we incurred audit fees of $1,011,548 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $595,125 for both us and our operating partnership and (ii) fees of $416,423 for comfort letters, consents and assistance with documents filed with the SEC in connection with our acquisition of Prentiss and a public debt offering by our operating partnership.

     For 2004, we paid PricewaterhouseCoopers LLP audit fees of $1,212,000 in aggregate. These fees include: (i) recurring audit and quarterly review fees of $565,000 for us and for our operating partnership (which became a public registrant during 2004), (ii) audit fees of $378,000 in connection with the re-audits of our financial statements and those of our operating partnership for the years 2003, 2002 and 2001 and (iii) fees of $269,000 for comfort letters, consents and assistance with documents filed with the SEC in connection with our 2004 acquisition of the Rubenstein portfolio of properties, common and preferred share issuances by us and a public debt offering by our operating partnership.

     Audit-Related Fees. For 2005, we incurred audit-related fees of $54,343 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with our due diligence work related to the Prentiss acquisition. We did not pay PricewaterhouseCoopers LLP fees for audit-related services in 2004.

     Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2005 or 2004.

     All Other Fees. We did not pay fees to PricewaterhouseCoopers LLP for other services in 2005 or 2004.

     Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP were pre-approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approved policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.

     We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of the common shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2005, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

Other Business

     We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

     The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers. In addition, we have employed D. F. King & Co., Inc. to solicit proxies for the Meeting. We have agreed to pay $6,000 plus out-of-pocket expenses of D. F. King & Co., Inc. for these services.

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

     Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of shareholders must be received by us no later than December 1, 2006 and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

     In accordance with our current Bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2007 annual meeting of shareholders, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our Bylaws, (A) not prior to December 1, 2006 nor later than December 31, 2006 or (B) in the event that the notice for the 2007 annual meeting of shareholders is sent out more than 30 days prior to or after March 31, 2007, (i) not earlier than the close of business on the 120th day prior to the date on which notice of the date of such meeting is mailed to shareholders, and (ii) not later than the close of business on the later of (x) the 90th day prior to the date of mailing of the notice for such annual meeting or (y) the 10th day following the day on which public announcement of the date of mailing of the notice for such annual meeting is first made. You may contact our Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating Trustee candidates.

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APPENDIX A

Audit Committee Charter

Brandywine Realty Trust

Purpose

The Audit Committee (the “Committee”) of Brandywine Realty Trust (the “Company”) shall assist the Board of Trustees (the “Board”) of the Company in overseeing (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independence and qualifications of the Company’s independent auditors; and (4) the performance of the Company’s internal audit function and independent auditors. The Committee also prepares the report required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Composition and Term

The Committee shall be comprised of at least three trustees, each of whom shall be independent, as such term is defined in the Corporate Governance Principles of the Board. Each Committee member shall be financially literate. The term “financial literacy” shall mean familiarity with the Company’s financial statements, including its balance sheet, income statement and cash flow statement, and general knowledge of key business and financial risks and related controls or control processes. At least one member of the Committee shall have accounting or related financial management expertise, which shall mean a background in finance, accounting or auditing, acquired through past employment experience, professional training, or other comparable experience. Additionally, a trustee may not serve simultaneously on the audit committees of more than three (3) public companies without prior approval of a majority of the Board.

The members of the Committee shall be appointed for a one year term by the Board annually upon the recommendation of the Corporate Governance Committee of the Board. Should any member of the Committee cease to be independent, such member shall immediately resign his or her membership on the Committee.

Compensation of Committee Members

Members of the Committee shall not receive any compensation from the Company other than trustees’ fees (including equity-based awards), which may include amounts paid to trustees for service on committees and as chairs of committees of the Board.

Relationship with Independent Auditor

The Committee shall have sole authority to select (subject to ratification of such selection by the Company’s shareholders if ratification is determined by the Board to be necessary or desirable) and to replace the Company’s independent auditor, and to approve all audit and non-audit services (to the extent non-audit services are allowed by law) with the independent auditor, as well as all engagement fees and terms with respect thereto. The Committee may consult with Company management regarding the foregoing, but the Committee’s sole authority with respect thereto shall not be delegated. The Committee shall be directly responsible for oversight of the work performed by any public accounting firm (including the resolution of disagreements between any such accounting firm and Company management regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and such accounting firms shall report directly to the Committee.

Outside Advisors

The Committee shall have the authority, without Board approval, to the extent that it deems appropriate, to obtain advice and assistance from outside legal, accounting or other advisors.

Meetings

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less frequently than quarterly. The Committee shall report to the Board at the first board meeting following each such Committee meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting.

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The Company’s independent auditor and internal auditor, if any, shall attend at least two of the Committee’s meetings each year. The Committee may request members of management or others (including the Company’s investment bankers or financial analysts who follow the Company) to attend meetings and to provide pertinent information as necessary. The Committee shall meet with Company management (including the chief financial officer), the internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent auditors in separate private sessions as often as may be deemed necessary or appropriate but not less than two times per year.

Duties and Responsibilities

The duties of the Committee shall include the following:

     At least annually, obtain and review a report by the Company’s independent auditor describing: (1) the firm’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; (3) any steps taken to deal with such issues; and (4) (to assess the auditor’s independence) all relationships between the auditor and the Company. Based in part on its review of this report, the Committee shall evaluate the qualifications, performance and independence of the independent auditor, and such evaluation shall include a specific review of the lead partner of the independent auditor. In making its evaluation, the Committee may take into account the opinions of Company management and the Company’s internal auditor (or other personnel responsible for the internal audit function). The Committee shall present its conclusions with regard to the independent auditor to the full Board.

     Review and discuss with the independent auditor the proposed scope of services of the independent auditor for each fiscal year, including a review of the independent auditor’s audit procedures and risk assessment process in establishing the scope of the services, proposed fees, and the reports to be rendered.

     Review and discuss all reports required by law or regulation to be provided to the Committee by the independent auditor and Company management, including a report from the independent auditor of (1) all critical accounting policies and practices used by the Company; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed by the independent auditor with Company management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

     Review and discuss with Company management and the independent auditor such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements (including but not limited to the use of alternative GAAP methods and off-balance sheet structures), as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators.

     Review and discuss with Company management the effect of accounting and regulatory initiatives on the financial statements of the Company.

     Meet to review and discuss with Company management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and recommend to the Board whether the audited financial statements shall be included in the Company’s Form 10-K.

     Review and discuss with Company management earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

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     Discuss with Company management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

     Review management’s annual report on the Company’s internal control over financial reporting and the independent auditor’s attestation report on management’s assessment of the Company’s internal control over financial reporting.

     Adopt guidelines for the Company’s hiring of employees of the Company’s independent auditor who were previously engaged on the Company’s account.

     Make recommendations to the Board as to:

•	Whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditor.

•	The advisability of having the independent auditor make specified studies and reports as to auditing matters, accounting procedures, tax or other matters.

     Review and discuss with Company management the appointment and replacement of the senior internal auditing executive.

     Review and discuss with Company management, the independent auditor and the Company’s internal auditor (or other personnel responsible for the internal audit function):

•	The management recommendation letter on accounting procedures and internal controls prepared by the independent auditor, and any other reports and Company management’s responses concerning such reports;

•	Any material accounting issues identified by management, the Company’s internal auditor, if any, or the independent auditor;

•	Any related party transactions;

•	Other matters required to be communicated by the independent auditor to the Committee under generally accepted auditing standards, as amended; and

     Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal auditing controls, or auditing matters, and (2) submission by employees of the Company of concerns regarding questionable accounting or auditing matters, with due concerns for confidentiality and anonymity of the source.

     Meet annually with general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that could have a material impact on the Company’s financial statements.

     Make a periodic, but not less than annual, self-assessment of the Committee, including a review of this charter, using assessment tools available through third parties or developed internally.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee from time to time determines.

Limitation of Audit Committee’s Role

The Audit Committee does not plan or conduct audits, nor does it determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of Company management and the independent auditor.

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Mark this box with an X if you have made changes to your name or address details above.

A	Election of Trustees	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Trustees recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold		For	Withhold
01 – Walter D’Alessio			05 – Wyche Fowler			09 – Charles P. Pizzi
02 – D. Pike Aloian			06 – Michael J. Joyce			10 – Gerard H. Sweeney
03 – Thomas F. August			07 – Anthony A. Nichols, Sr.
04 – Donald E. Axinn			08 – Michael V. Prentiss

B	Issues
The Board of Trustees recommends a vote FOR the following proposals.
		For	Against	Abstain
2.	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers, LLP as independent registered public accounting firm.				DISCONTINUE ANNUAL REPORT

Mark this box with an X if you have made comments below.

3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
C	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
Note: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

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Proxy – Brandywine Realty Trust

Annual Meeting of Shareholders
May 2, 2006 at 10:00 a.m. EDT
The Four Seasons Hotel
One Logan Square, Philadelphia, Pennsylvania

Proxy Solicited on Behalf of The Board of Trustees

The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”) hereby appoints Walter D’Alessio and Gerard H. Sweeney, and each of them acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on May 2, 2006, and at any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” all proposals. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

	To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 2, 2006.
THANK YOU FOR VOTING